Exhibit 23.9

CONSENT

We hereby consent to the reference to our valuation report in respect of options granted on November 24, 2009 under the framework of ESOP 2008, dated January 2010 which we prepared for Plaza Centers N.V., appearing in the Annual Report on Form 20-F of Elbit Imaging Ltd. for the year ended December 31, 2009, as filed with the Securities and Exchange Commission, and to the incorporation by reference of such Annual Report in this Registration Statement on Form F-3 filed by Elbit Imaging Ltd.

This consent is not to be construed as an admission that we are an expert or that we are a person whose consent is required to be filed with the Registration Statement or the Annual Report under the provisions of the Securities Act of 1933, as amended.

/s/ Financial Immunities Dealing Room Ltd.
Financial Immunities Dealing Room Ltd.

Ness Ziona, Israel
February 9, 2011